                                                                   Exhibit 2.4

                                      AGREEMENT

    THIS AGREEMENT (the "Agreement"), made this 1st day of November, 1997, by and among IMTEK OFFICE SOLUTIONS, INC. a Delaware corporation ("Buyer"), Michael
L. Lowe (referred to as "Majority Shareholder") who owns 96% of the outstanding shares of OFFICE SUPPLY LINE HOLDINGS, INC. a Maryland corporation (the "Company") and persons executing this Agreement (referred to collectively as "Shareholders" and individually as "Shareholder") who own 4% of the outstanding shares of the Company.

    WHEREAS, Buyer desires to acquire all of the issued and outstanding shares of common stock of the Company in exchange for 465,500 issued shares of Common Stock of Buyer (the "Common Stock"); and

    WHEREAS, Shareholders desire to exchange all of their shares of Company common stock for 465,500 shares of Buyer's Common Stock (the "Exchange Offer");

    NOW, THEREFORE, in consideration of the mutual promises, covenants, and representations contains herein, the parties agree as follows:

                                     ARTICLE 1
                               EXCHANGE OF SECURITIES

    1.1 ISSUANCE OF SHARES. Subject to all of the terms of this Agreement, Buyer agrees to exchange 465,500 shares of its Common Stock for all of the outstanding Company common stock with the holders of such stock as set forth in
Exhibit 1.1 hereto. The Common Stock will be issued directly to the Shareholders of the Company on the Closing.

    1.2 EXEMPTION FROM REGISTRATION. The parties hereto intend that the Common Stock to be issued by the Company to the Shareholders Shall be exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act") and the rules and regulations promulgated thereunder and applicable sections of the Maryland statutes.

    1.3 TAX FREE EXCHANGE. The parties hereto intend that the exchange herein be tax-free pursuant to Section 368 of the Internal Revenue Code of 1968. Nevertheless no revenue ruling or opinion of counsel is being sought in this regard and such tax treatment is not a condition of closing herein.

                                     ARTICLE 2
                   REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

    The Shareholders hereby represent and warrant to Buyer that:

    2.1 ORGANIZATION. The Company is a corporation duly organized, validly existing, and in good standing under the laws of Maryland, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification.

    2.2 SUBSIDIARIES. As of the date of this Agreement, Company does not have any subsidiaries or own any interest in any other enterprise (whether or not such enterprise is a corporation).

    2.3 ASSETS. Company has good and marketable title to all of its property and such property is subject only to liens and encumbrances created by the security agreements and other contracts listed in Exhibit 2.3 hereto. Exhibit
2.3 to this Agreement, the text of which is hereby incorporated herein by reference, includes the assets of the Company as of October 31, 1997.

    2.4 INVESTIGATION OF FINANCIAL CONDITION. Without in any manner reducing or otherwise mitigating the representations contained herein, Buyer and/or its accountants and attorneys shall have the opportunity to meet with Company's accountants and attorneys to discuss the financial condition, business and operations of Company. Company shall make available to Buyer and/or its representatives all books and records of Company. If the transaction contemplated hereby is not completed, all documents received by Buyer and/or its representatives shall be returned to Company and all information so received shall be treated as confidential.

    2.5 COMPLIANCE WITH LAWS. Company has complied with, and is not in violation of, applicable federal, state or local statues, laws and regulations (including, without limitation, any applicable building, zoning or other law, ordinance or regulation) affecting its properties or the operation of its business, except for matters which would not have a material affect on Company or its properties.

    2.6   LITIGATION, CLAIMS OR ASSESSMENTS.  Except as set forth in Exhibit
2.6 hereto, Company is not a party to any suit, claim, assessment, action, arbitration or legal, administrative or other proceeding, or governmental investigation pending, or to the best knowledge of Company, threatened against or affecting Company or its business, assets or financial condition, except for matters which would not have a material affect on Company or its properties. Company is not in default with respect to any order, writ injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality applicable to it. Company is not engaged in any lawsuits to recover any material amount of monies due to it except in the ordinary course of business.

    2.7 AUTHORITY. The Shareholders will have full power and authority to execute, deliver and perform this Agreement and this Agreement will be a legal, valid and binding obligation of the Shareholders, enforceable in accordance with its terms and conditions, except as may be limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally.

    2.8 ABILITY TO CARRY OUT OBLIGATIONS. The execution and delivery of this Agreement by the Shareholders and the performance by them or their obligations hereunder will not cause, constitute or conflict with or results in (a) any material breach or violation of any of the provisions of or constitute a material default under any license, indenture, mortgage, charter, instrument, articles of incorporation, by-laws, or other agreement or instrument to which Company is a party, or by which it may be bound, nor will any consents or authorizations of the Shareholders and the performance by them of their obligations hereunder in the time and manner any party other than those hereto be required, (b) an event that would permit any party to any material agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of Company, or (c) an event that would result in the creation or imposition of any material lien, charge, or encumbrance of any asset of Company.

    2.9 FULL DISCLOSURE. None of the representations and warranties made by the Shareholders herein, or in any exhibit, certificate, schedule or memorandum furnished or to be furnished by Buyer hereunder, contains or will contain any untrue statement of material fact or omit any material fact the omission of which would be misleading.

    2.10 MATERIAL CONTRACTS. Except as listed in Exhibit 2.10 hereto, or as otherwise disclosed herein, Company has no material contracts to which it is a party or by which it is bound.

    2.11 CUSTOMER LIST. Exhibit 2.11 to this Agreement, the text of which is hereby incorporated by reference, includes a list of the Company's customers.

                                     ARTICLE 3
                      REPRESENTATIONS AND WARRANTIES OF BUYER

    Buyer represents and warrants to Shareholders that:

    3.1 ORGANIZATION. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Delaware, has all necessary corporate powers to own properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification.

    3.2 CAPITAL. The authorized capital stock of Buyer consists of 250,000,000 shares of .000001 par value Common Stock of which 6,075,000 shares of Common Stock will be issued and outstanding immediately prior to the closing herein. All of the issued and outstanding shares are duly and validly issued, fully paid and non assessable. There are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating Buyer to issue or to transfer from treasury any additional shares of its capital stock of any class.

    3.3 SUBSIDIARIES. As of the date of this Agreement, Buyer has two (2) whooy owned subsidiaries as follows: (a) Imtek Corporation; and (b) Imtek Services Corporation.

    3.4 DIRECTORS AND OFFICERS. Exhibit 3.4 annexed hereto and hereby incorporated herein by reference, contains the names and titles of all directors and officers of Buyer as of the date of this Agreement.

    3.5 FINANCIAL STATEMENTS. Exhibit 3.5 annexed hereto and hereby incorporated herein by reference, consists of unaudited financial statements of Buyer as of as of June 30, 1997, containing the balance sheets of Buyer and the related statements of income and retained earnings for the period then ended, and the financial statements have been prepared in accordance with generally accepted accounting principles and practices consistently followed by Buyer throughout the period indicated, and fairly present the financial position of Buyer as of the dates of the balance sheets included in the financial statements, and the results of operations for the period indicated.

     3.6 ABSENCE OF CHANGES. Since June 30, 1997, there has not been any change in the financial condition or operations of Buyer, except for changes in the ordinary course of business, which changes have not in the aggregate been materially adverse.

     3.7 ABSENCE OF UNDISCLOSED LIABILITIES. As of October 31, 1997, Buyer did not have any material debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected in Buyer's balance sheet as of October 31, 1997. There have been no new liabilities incurred since October 31, 1997, other than such liabilities incurred in the ordinary course of Buyer's business.

     3.8 TAX RETURNS. Within the time and in the manner prescribed by law, Buyer has filed all federal, state and local tax returns required by law and has paid all taxes, assessments and penalties due and payable. The provisions for taxes, if any, reflected in those balance sheets included in Exhibit 3.5 are adequate for any and all federal, state, county and local taxes for the periods ending on the date of those balance sheets and for all prior periods, whether or not disputed. There are no present disputes as to taxes of any nature payable by Buyer.

     3.9 INVESTIGATION OF FINANCIAL CONDITION. Without in any manner reducing or otherwise mitigating the representations contained herein, Shareholders shall have the opportunity to meet with Buyer's accountants and attorneys to discuss the financial condition of Buyer. Buyer shall make available to Shareholders all books and records of Buyer which Shareholders agree to keep confidential and return to Buyer upon request.

     3.10 COMPLIANCE WITH LAWS. Buyer has complied with, and is not in violation of, applicable federal, state or local statutes, laws and regulations (including, without limitation, any applicable building, zoning, environmental or other law, ordinance, or regulation) affecting its properties or the operation of its business.

     3.11 LITIGATION. Buyer is not a party to any suit, claim, assessment, action, arbitration, or legal, administrative, or other proceeding or governmental investigation pending or, to the best knowledge of Buyer, threatened against or affecting Buyer or its business, assets, or financial condition. Buyer is not in default with respect to any order, writ, injunction, or degree of any federal, state, local, or foreign court, department agency, or instrumentality. Buyer is not engaged in any legal action to recover moneys due to it except in the ordinary course of business.

     3.12 AUTHORITY. The board of Directions of Buyer has authorized the execution of this Agreement and the transactions contemplated herein, and Buyer has full power and authority to execute, deliver and perform this Agreement and this Agreement is the legal, valid and binding obligation of Buyer, is enforceable in accordance with its terms and conditions, except as may be limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally. The approval of Buyer's shareholders is not necessary for this transaction.

     3.13 ABILITY TO CARRY OUT OBLIGATIONS. The execution and delivery of this Agreement by Buyer and the performance by Buyer or their obligations hereunder in the time and manner contemplated will not cause, constitute or conflict with or result in (a) any material breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, certificate of incorporation, bylaw, or other agreement or instrument to which Buyer is a party, or by which it may be bound, nor will any consents or authorizations of any party, or by which it may be bound, nor will any consents or authorizations of any party other that those hereto be required,
(b) an event that would permit any party to any material agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of Buyer, or (c) an event that would result in the creation or imposition of any material lien, charge, or encumbrance of any asset of Buyer.

     3.14 VALIDITY OF BUYER SHARES. The shares of Buyer Common stock to be delivered pursuant to this Agreement, when issued in accordance with the provisions of this Agreement, will be duly authorized, validly issued, fully paid and non assessable.

     3.15 FULL DISCLOSURE. None of the representation and warranties made by Buyer herein, or in any exhibit, certificate or memorandum furnished or to be furnished by Buyer, or on its behalf, contains or will contain any untrue statement of material fact, or omit any material fact the omission of which would be misleading.

     3.16 ASSETS. Buyer has good marketable title to all of its property free and clear of any and all liens, claims and encumbrances.

     3.17 MATERIAL CONTRACTS. Buyer has no material contracts to which it is a party or by which it is bound and has not operations.

     3.18 INDEMNIFICATION. Buyer agrees to indemnify, defend and hold the shareholders harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, and reasonable attorney fees, that they shall incur or suffer, which arise out of, result from or relate to any breach of, or failure by Buyer to perform any of it representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by Buyer under this Agreement.

                                      ARTICLE 4
                        ADDITIONAL SHAREHOLDER REPRESENTATIONS

     4.1 SHARE OWNERSHIP. The Shareholders hold shares of Company's common stock as set forth in Exhibit 1.1 hereto. Such shares are owned of record and beneficially by each holder there of, and such shares are not subject to any lien, encumbrance or pledge. Each Shareholder holds authority to exchange such shares pursuant to this Agreement.

     4.2 INVESTMENT INTENT. Each Shareholder understands and acknowledges that the shares of Buyer Common Stock (the "Buyer Shares") are being offered for exchange in reliance upon the exemption provided in Section 4(2) of the Securities Act of 1933 (the "Securities Act") for nonpublic offerings; and each Shareholder makes the following representations and warranties with the intent that the same may be relied upon in determining the suit-ability of each Shareholder as a purchaser of securities.
     (a) The Buyer Shares are being acquired solely for the account of each Shareholder, for investment purposes only, and not with a view to, or for sale in connection with, any distribution thereof and with no present intention of distributing or reselling any part of the Buyer shares.
     (b) Each Shareholder agrees not to dispose of his buyer Shares or any portion thereof unless and until counsel for Buyer shall have determined that the intended disposition is permissible and does not violate the Securities Act or any applicable state securities laws, or the rules and regulations thereunder.
     (c) Each Shareholder acknowledges that Buyer has made all documentation pertaining to all aspects of the Exchange Offer available to him and to his qualified representatives, if any, and has offered such person or persons an opportunity to discuss the Exchange Offer with the officers of Buyer.
     (d) Each Shareholder is knowledgeable and experienced in making and evaluating investments of this nature and desires to accept the Exchange Offer on the terms and conditions set forth.

     (e) Each Shareholder is able to bear the economic risk of an investment, as a result of the Exchange Offer, in the Buyer Shares.
     (f) Each Shareholder understands that an investment in the Buyer Shares is a speculative investment, is not liquid, and each Shareholder has adequate means of providing for current needs and personal contingencies and has no need for liquidity in this investment.

     4.3 INDEMNIFICATION. Each Shareholder recognizes that the offer of the Buyer shares to him is based upon his representations and warranties set forth and contained herein and hereby agrees to indemnify, and hold harmless Buyer against all liability, costs or expenses (including reasonable attorney's fees) arising as a result of any misrepresentations made herein by such Shareholder.

     4.4 LEGEND. Each Shareholder agrees that the certificates evidencing the Buyer Shares acquired pursuant to this Agreement will have a legend placed thereon stating that the securities have not been registered under the Act or any state securities laws and setting forth or referred to the restrictions on transferability and sales of the Buyer Shares.

     4.5 RELEASE. As of the Closing herein, Shareholders do hereby release the Company from all claims, debts and liabilities to them with the exception of the assumed liabilities listed in Exhibit 4.5 hereto.

                                      ARTICLE 5
                                       COVENANT

     5.1 INVESTIGATIVE RIGHTS. From the date of this Agreement until the Closing Date, each party shall provide to the other party, and such other party's properties, books, contracts, commitments, and records for the purpose of examining the same. Each parity shall furnish the other party with all information concerning each party's affairs as the other party may reasonably request.

     5.2 CONDUCT OF BUSINESS. Prior to the Closing, Buyer and Company shall each conduct its business in the normal course, and shall not sell, pledge, or assign any assets, without the prior written approval of the other party, except in the regular course of business. Neither Buyer or Company shall amend its Articles of Incorporation or Bylaws, declare dividends, redeem or sell stock or other securities, incur additional or newly-funded liabilities, acquire or dispose of fixed assets, change employment terms, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any balance sheet receivable for less than its stated amount, pay more on any liability than its stated amount, or enter into any other transaction other than in the regular course of business.

     5.3 COMPLIANCE WITH SECURITIES LAWS. The Shareholders acknowledge that Buyer is subject to the SEC filing and information requirements under the Securities Exchange Act of 1934. Shareholders shall cause the Company to comply with the requirements of such Act, including filing of Form 8-K reporting the consummation of the transaction herein and all subsequent reports and filing required by the Act and the rules and regulations thereunder in the manner and at the time required.

     5.4 CHANGE OF MANAGEMENT. Buyer will cause new officers and directors selected by the Shareholders to be elected as of the Closing.

                                      ARTICLE 6
                     CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE

     6.1 CONDITIONS. Buyer's obligations hereunder shall be subject to the satisfaction, at or before the Closing, of all the conditions set forth in this
Article VI. Buyer may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Buyer of any other condition of or any of Buyer's other rights or remedies, at law or in equity, if Company shall be in default of any of their representations, warranties, or covenants under this Agreement.

     6.2 ACCURACY OF REPRESENTATIONS. Except as otherwise permitted by this Agreement, all representations and warranties by Shareholders in the Agreement or in any written statement that shall be delivered to Buyer under this agreement shall be true and accurate on and as of the Closing Date as though made at that time.

     6.3 PERFORMANCE. Company shall have performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it, on or before the Closing Date.

     6.4 ABSENCE OF LITIGATION. No action, suit, or proceeding before any court of any governmental body of authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against Company or Shareholders on or before the Closing Date.

     6.5 ACCEPTANCE BY COMPANY SHAREHOLDERS. The holders of an aggregate of not less than 100% of the issued and outstanding share of common stock of Company shall have agreed to exchange their shares for shares of Buyer Common Stock.

     6.6 CERTIFICATE. Shareholders shall have delivered to Buyer a certificate, dated the Closing Date, and signed by the Shareholders and the President of Company, certifying that each of the conditions specified in Sections 6.2 through 6.6 hereof have been fulfilled.

                                      ARTICLE 7
                  CONDITIONS PRECEDENT TO SHAREHOLDERS' PERFORMANCE

     7.1 CONDITIONS. Shareholders' obligations hereunder shall be subject to the satisfaction, at or before the Closing, of all the conditions set forth in this Article 7. Shareholders may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute, a waiver by Shareholders of any other condition of or any of Company's and shareholder rights or remedies, at law or in equity, if Buyer shall be in default of any of its representations, warranties, or covenants under this Agreement.

     7.2 ACCURACY OF REPRESENTATIONS. Except as otherwise permitted by this Agreement, all representations and warranties by Buyer in this Agreement or in any written statement that shall be delivered to Shareholders by Buyer under this Agreement shall be true and accurate on and as of the Closing Date as though made at that time.

     7.3 PERFORMANCE. Buyer shall have performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it, on or before the closing date.

     7.4 ABSENCE OF LITIGATION. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against Buyer on or before the Closing Date.

     7.5 OFFICERS' CERTIFICATE. Buyer shall have delivered to Shareholders a certificate, dated the Closing Date and signed by the President of Buyer certifying that each of the conditions specified in Sections 7.2 through 7.4 have been fulfilled.


                                      ARTICLE 8
                                       CLOSING

     8.1 CLOSING. The closing of this transaction shall be held at the offices of Buyer, or such other place as shall be mutually agreed upon, on such date as shall be mutually agreed upon by the parties but no later than October 31, 1997. At the Closing:

     (a) Each Shareholder shall present the certificates representing his shares of Company being exchanged to Buyer, and such certificates will be duly endorsed.

     (b) Each Shareholder shall receive a certificate or certificates representing the number of shares of Buyer Common Stock for which the shares of Company common stock shall have been exchanged.

     (c)  Buyer shall deliver an officer's certificate, as described in Section
7.5 hereof, dated the Closing Date, that all representations, warranties, covenants and conditions set forth in this Agreement on behalf of Buyer are true and correct as of, or have been fully performed and complied with by, the Closing Date.

     (d) Buyer shall deliver a signed consent and/or Minutes of the Directors of Buyer approving this Agreement and each matter to be approved by the Directors of Buyer under this Agreement.

     (e) Shareholders shall deliver a Shareholders' certificate, as described in Section 6.6 hereof, dated the Closing Date, that all representations, warranties, covenants and conditions set forth in this Agreement on behalf of Shareholders are true and correct as of, or have been fully performed and complied with by, the Closing Date.

                                      ARTICLE 9
                                    MISCELLANEOUS

     9.1 HEADINGS. The Article and paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

     9.2 NO ORAL CHANGE. This Agreement and any provision hereof, may not be waived, changed, modified, or discharged orally, but it can be changed by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

     9.3 NON-WAIVER. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressed in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other subsequent breach.

     9.4 TIME OF ESSENCE. Time is of the essence of this Agreement and of each and every provision hereof.

     9.5 ENTIRE AGREEMENT. This Agreement contains the entire Agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings.

     9.6 CHOICE OF LAW. This Agreement and its application shall be governed by the laws of the State of Maryland.

     9.7 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     9.8 NOTICES. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

     Buyer:         Imtek Office Solutions, Inc.
                    Baltimore, MD

     Shareholders:  C/O Michael L. Lowe
                    Glen Allen, VA

     9.9 BINDING EFFECT. This Agreement shall insure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.

     9.10 MUTUAL COOPERATION. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement, and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction described herein.

     9.11 ANNOUNCEMENTS. Buyer and Shareholders will consult and cooperate with each other as to the timing and content of any announcements of the transactions contemplated hereby to the general public or the employees, customers or suppliers.

     9.12 EXPENSES. Each party will pay its own legal, accounting and any other out-of-pocket expenses reasonable incurred in connection with this transaction, whether or not the transaction contemplated hereby is consummated.

     9.13 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representation, warranties, covenants and agreements of the parties set forth in this Agreement or in any instrument, certificate, opinion, or other writing providing for in it, shall survive the Closing irrespective of any investigation made by or on behalf of any party.

     9.14 EXHIBITS. As of the execution hereof, the parties hereto have provided each other with the Exhibits provided herein above, including any items referenced therein or required to be attached thereto. Any material changes to the Exhibits shall be immediately disclosed to the other party.

AGREED TO AND ACCEPTED as of the date first above written.

IMTEK OFFICE SOLUTIONS, INC.                      MAJORITY SHAREHOLDER

/s/ Edwin C. Hirsch                               /s/ Michael L. Lowe
------------------------------                    --------------------------
Edwin C. Hirsch - President                         Michael L. Lowe

                                  ATTACHED EXHIBITS

1.1                 Company-  Shareholders

2.4                 Company-  Directors and Officers

2.5                 Company-  Financial Statements

2.8                 Company-  Litigation, Claims or Assessments

2.12                Company-  Assets Acquired by Buyer

2.13                Company-  Material Contracts

2.14                Company-  Customer List

3.4                 Buyer-    Directors and Officers

3.5                 Buyer-    Financial Statements

4.5                 Company-  Liabilities Assumed by Buyer